EXHIBIT 3.5
SECOND AMENDMENT
TO THE
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2
     THIS SECOND AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2 (the “Amendment”) is entered into as of the 23rd day of October, 1990, by and among Consolidated Capital Equities Corporation, a Colorado corporation (“CCEC”), ConCap Equities, Inc., a Delaware corporation (“ConCap”), and the Limited Partners (herein so called).
     WHEREAS, CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, a California limited partnership (the “Partnership”), exists pursuant to that certain AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated as of June 24, 1983, as amended by that certain First Amendment to the Limited Partnership Agreement dated as of July 15, 1985 (as amended, the “Partnership Agreement”); unless otherwise defined herein, terms used herein with their initial letters capitalized shall have the same meanings given such terms in the Partnership Agreement;
     WHEREAS, pursuant to an Information Statement and Solicitation of Limited Partners dated August 10, 1990, CCEC has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners holding greater than fifty percent (50%) of the Units) necessary for CCEC to assume the Partnership Agreement pursuant to Section 365 of the United States Bankruptcy Code and to assign its partnership interest to ConCap, to elect ConCap as a successor General Partner to continue the Partnership business, and to amend the Partnership Agreement, as set forth herein; and
     WHEREAS, the parties desire to amend the Partnership Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises, the agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties hereby agree as follows:

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     1. Gene E. Phillips and William S. Friedman are hereby removed as individual General Partners of the Partnership.
     2. The interest of CCEC as a General Partner of the Partnership has been assigned and transferred to ConCap. ConCap has been elected as a General Partner of the Partnership by Limited Partners holding a majority of the Units to continue the Partnership business. ConCap has succeeded to all rights, titles and interests in the Partnership formerly held by CCEC, and from and after the date hereof, ConCap shall be the sole Corporate General Partner and the sole managing General Partner of the Partnership.
     3. All references contained in the Partnership Agreement to CCEC as a General Partner of the Partnership are hereby amended to reflect the assignment and transfer to ConCap and the election by the Limited Partners of ConCap as the sole managing General Partner of the Partnership. To the extent not inconsistent with the foregoing, ConCap shall also be the sole Corporate General Partner of the Partnership.
     4. The address of ConCap, the sole managing General Partner of the Partnership, is as follows: 5520 LBJ Freeway, Suite 500, Dallas, Texas 75240.
     5. The principal place of business of the Partnership has been changed to the following address:
c/o ConCap Equities, Inc.
5520 LBJ Freeway
Suite 500
Dallas, Texas 75240.
     6. The following Section 8.06 is hereby added to the Partnership Agreement:
     “ 8.06   Change of Control of Corporate General Partner. Prior to October 23, 1995 (the “Restriction Period”), no change of control of the Corporate General Partner may occur unless approved in advance by Limited Partners holding at least fifty-one percent (51%) of the Units. For purposes hereof, a change of control of the Corporate General Partner shall mean the transfer, sale, assignment, pledge or other disposition in any transaction or transactions, whether directly or indirectly (including, but not limited to, any of the foregoing indirectly occurring as the result of any transfer, sale, assignment, pledge or other disposition of the capital stock or other ownership interest in any entity owning capital stock of the Corporate General Partner), considered cumulatively during the Restriction Period, of more than, fifty-one percent (51%) of the outstanding capital stock of the Corporate General Partner; provided, however, that the foregoing shall not prohibit or require approval for the transfer, sale, assignment, pledge or other disposition at any time of any capital stock of the Corporate General Partner to (i) any corporation or partnership acquiring all the assets of the Corporate General Partner having substantially the same beneficial owners as the Corporate General Partner as of October 23, 1990, (ii) any affiliate of the Corporate General Partner as of October 23, 1990, (iii) any shareholder of the Corporate General Partner as of October 23, 1990, or (iv) any member of the immediate family of any person who was a shareholder of the Corporate General Partner as of October 23, 1990, or any trust formed for the benefit of such immediate family member.”
     7. The Partnership Agreement is hereby amended in all other respects, if any, necessary to conform with the amendments set forth in this Amendment. In the event any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment. Except as amended hereby, the Partnership Agreement shall continue, unmodified, and in full force and effect.
     8. This Amendment shall be governed in accordance with the laws of the State of California.
     9. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one document.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
“CCEC”:
CONSOLIDATED CAPITAL EQUITIES
CORPORATION, a Colorado corporation

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